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                                                                     Exhibit 5.1

                           [Ropes & Gray Letterhead]



                                                March 26, 2001



Reebok International Ltd.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of $250,000,000 aggregate principal amount of 4% Convertible Debentures due March 1, 2021 (the "Debentures") of Reebok International Ltd. (the "Company") and 6,483,402 shares of common stock, $0.01 par value per share (the "Shares") issuable upon conversion of the Debentures. All of the Debentures and Shares are being registered on behalf of the holders of the Debentures.

     We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. For purposes of our opinion, we have examined and relied upon signed copies of the Registration Statement filed with the Commission and such other documents, records, certificates and other instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals of all documents submitted to us as copies.

     We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts, the laws of the State of New York and the federal laws of the United States of America.

     Based upon the foregoing, we are of the opinion that the Debentures have been duly authorized, validly issued and are fully paid and nonassessable and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and that the Shares, when issued upon conversion of the Debentures, will be duly authorized, validly issued and fully paid and nonassessable.
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Reebok International Ltd.           -2-                         March 26, 2001

     We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Securities."

                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray